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                                                             RESTATEMENT

DATA STATED IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                          VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION

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- ---------Column A--------  ----------------Column B----------------  --Column C---  --Column D---  --Column E---

    Regulation Number                 Statement Caption                   1993           1992           1991*
- -------------------------  ----------------------------------------  -------------  -------------  -------------
  5-02(1)                  Cash and cash equivalents                   $    69        $    74        $    70
  5-02(3)(a)(1)            Accounts receivable - trade                   1,686          1,606          1,637
  5-02(4)                  Allowances for uncollectibles                   138            130             99
  5-02(9)                  Total current assets                          2,646          3,221          2,801
  5-02(18)                 Total assets                                 23,437         21,849         21,226
  5-02(21)                 Total current liabilities                     3,408          3,594          3,339
  5-02(22)                 Long-term obligations                         5,129          5,207          5,395
  5-02(26)                 Total deferred credits                        7,114          4,797          4,763
  5-02(30)                 Common stock                                     43             43             43
  5-02(31)(a)(1)           Additional paid-in capital                    6,372          5,220          5,217
  5-02(31)(a)(2)           Other additional capital                       (669)        (1,471)        (1,728)
  5-02(31)(a)(3)(ii)       Reinvested earnings                           2,040          4,459          4,197
  5-03(b)(1)(b)            Total operating revenues                      9,244          9,108          9,168
  5-03(b)(2)(b)            Total operating expenses                      8,582          7,025          7,217
  5-03(b)(8)               Interest expense                                509            506            588
  5-03(b)(10)              Income before income taxes                      201          1,779          1,507
  5-03(b)(11)              Income taxes                                     10            606            576
  5-03(b)(14)              Income from continuing operations               191          1,173            931
  5-03(b)(15)              Income (loss) from spin-off operations           29            (31)            84
  5-03(b)(18)              Cumulative effect of accounting changes      (1,724)             -              -
  5-03(b)(19)              Net income(loss)                             (1,504)         1,142          1,015
  5-03(b)(20)              Earnings per share                            (3.63)          2.83           2.58


  *  Restated balance sheet information for 1991 is unaudited.














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